Exhibit 107.1
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
Scorpio Tankers Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common shares, par value $0.01 per share(1)	Rule 456(b) Rule 457(r) Rule 457(c)	6,009,885	$21.14	$127,048,969	0.0000927	$11,778
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$127,048,969		$11,778
	Total Fees Previously Paid					-		N/A
	Total Fee Offsets					-		N/A
	Net Fee Due							$11,778

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement on Form F-3 (Registration No. 333-264084) filed by Scorpio Tankers Inc., effective April 1, 2022.

(2)
Calculated in accordance with Rule 457(r) and is made in accordance with Rule 456(b) under the Securities Act of 1933, as amended (the “Securities Act”). Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is estimated to be $21.14, based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on March 31, 2022.